                                                                  Exhibit 12.1.2

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)




                                                                                                                           Three
                                                                                                                           Months
                                                                                                                           Ended
                                                                                     Year Ended December 31,              March 31,
                                                                 -------------------------------------------------------  ---------
                                                                   1998        1999        2000        2001        2002      2003
                                                                 -------     -------     -------     -------     -------  ---------
(Loss) income from continuing operations before income tax
    benefit (provision)(1)                                       $(1,844)    $(1,366)    $  (848)    $(2,760)    $ 1,777  $   262

Add:
      Fixed charges                                                  900       1,185       1,633       1,874       1,544      300

Less:
      Interest capitalized                                            55          46          88         127          52       11
      Preferred stock dividends on a pretax basis                    134         192         209         233         205       28

Less:
      Equity in losses of unconsolidated affiliates                  (12)        (73)       (152)        (95)        (76)     (13)
      Gain on deconsolidation of NII Holdings                         --          --          --          --       1,218       --
      Losses attributable to minority interests                       17          19          10           1          --       --
                                                                 -------     -------     -------     -------     -------  -------
(Losses) earnings as adjusted                                    $(1,138)    $  (365)    $   630     $(1,152)    $ 1,922  $   536
                                                                 =======     =======     =======     =======     =======  =======

Preferred stock dividends                                        $   149     $   192     $   209     $   233     $   211  $    30
Effective income tax rate                                           89.9%      100.0%      100.0%      100.0%       97.0%    92.0%
                                                                 -------     -------     -------     -------     -------  -------
      Preferred stock dividends on a pretax basis                $   134     $   192     $   209     $   233     $   205  $    28


Fixed charges:
      Interest expense on indebtedness (including amortization
         of debt expense and discount)                           $   656     $   878     $ 1,245     $ 1,403     $ 1,162  $   225
      Interest capitalized                                            55          46          88         127          52       11
      Portion of rent expense representative of interest (30%)        55          69          91         111         125       36
                                                                 -------     -------     -------     -------     -------  -------
Fixed charges                                                    $   900     $ 1,185     $ 1,633     $ 1,874     $ 1,544  $   300
                                                                 =======     =======     =======     =======     =======  =======


Ratio of (losses) earnings to fixed charges                        (1.26)      (0.31)       0.39       (0.61)       1.24     1.79
                                                                 =======     =======     =======     =======     =======  =======

(Deficiency) excess of earnings to cover fixed charges           $(2,038)    $(1,550)    $(1,003)    $(3,026)    $   378  $   236
                                                                 =======     =======     =======     =======     =======  =======


(1) In April 2002, we adopted SFAS No. 145 "Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of this adoption, the (loss) income from continuing operations before income tax benefit (provision) has been adjusted to reclassify gains and losses from extinguishments of debt as other income (expense) rather than as extraordinary items for all periods presented.